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                     July 13, 2020

       Jessica Doran
       Chief Financial Officer
       Pzena Investment Management, Inc.
       320 Park Avenue
       New York, NY 10022

                                                        Re: Pzena Investment
Management, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 10,
2020
                                                            File No. 001-33761

       Dear Ms. Doran:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance